Exhibit 1

JOINT FILING AGREEMENT

December_4, 2007

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Shares of ZIM Corporation is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

MICHAEL COWPLAND

/s/ Michael Cowpland

MARLEN COWPLAND

/s/ Marlen Cowpland

160879 CANADA INC.

By: /s/ Marlen Cowpland
Marlen Cowpland
President